UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 13, 2012

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 320 North Carson Street, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01         Regulation FD Disclosure

On November 14, 2011, Del Toro Silver Corp. (the “Company”) entered into an Asset Sale Agreement with Bowerman Holdings LLC (“Bowerman”) to acquire up to seventy-five percent (75%) of one hundred percent (100%) of Bowerman’s right, title and interest in and to thirty one (31) KM mining claims and seventeen (17) Raddlefinger mining claims located in Siskiyou County, California. Closing of the acquisition was scheduled to occur by February 12, 2012, unless otherwise agreed by the parties.  Pursuant to the terms of the Asset Sale Agreement the Company and Bowerman have extended the Closing Date for three (3) additional 90-day periods.

On November 13, 2012, the Company and Bowerman extended the Closing date through May 31, 2013.

On August 31, 2012, the Company entered into a Partial Purchase Option Agreement with Natchez Pass LLC, as amended on September 27, 2012, to acquire up to a 67.5% interest, in leasehold interests to land in Pershing County, Nevada.  Pursuant to the terms of the amended Partial Purchase Option Agreement, the Company intends to conduct its physical, on-site due diligence through Valley Excavating LLC, a Virginia domestic limited-liability company, that is in the business of providing excavation and related services on a contract basis.

On November 13, 2012, the Company and Valley Excavating LLC agreed to extend the Independent Contractor Agreement entered into between the parties until May 31, 2013, due to weather and road conditions that have prevented Valley Excavating from completing the work plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date: November 13, 2012